SCHEDULE A

Executive Officers & Directors of Karpus Management, Inc., d/b/a Karpus Investment Management

Name	Position & Present Principal Occupation	Business Address	Shares Owned

Kathleen Finnerty Crane	Chief Financial Officer	183 Sully’s Trail, Pittsford, New York 14534	120 Shares
Daniel Lee Lippincott	President and Chief Investment Officer	183 Sully’s Trail, Pittsford, New York 14534	0 Shares
Jodi Lee Hedberg	Chief Compliance Officer	183 Sully’s Trail, Pittsford, New York 14534	0 Shares
Carlos Manuel Yuste	Director	17 East Market Street, West Chester, Pennsylvania 19382	0 Shares

SCHEDULE B

Transactions in the Shares in the past 60 days.

Nature of the Transaction	Shares Purchased/(Sold)	Price Per Share($)	Date of Purchase / Sale

KARPUS MANAGEMENT, INC., D/B/A/ KARPUS INVESTMENT MANAGEMENT
(THROUGH THE ACCOUNTS)

Purchase of Common Stock	2,576	$13.22	5/12/2025
Purchase of Common Stock	1,956,393	$13.23	5/14/2025
Purchase of Common Stock	525	$13.47	5/16/2025
Sale of Common Stock	(175)	$13.33	5/19/2025
Purchase of Common Stock	175	$13.34	5/21/2025
Sale of Common Stock	(175)	$13.36	5/22/2025
Sale of Common Stock	(500)	$13.03	5/28/2025
Sale of Common Stock	(3,710)	$12.90	5/29/2025
Purchase of Common Stock	5	$12.94	5/30/2025
Sale of Common Stock	(710)	$12.88	6/4/2025
Sale of Common Stock	(1,050)	$12.77	6/24/2025
Sale of Common Stock	(1,925)	$12.81	6/25/2025
Purchase of Common Stock	14	$12.95	6/30/2025